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EXHIBIT 4.2

                               FIRST AMENDMENT TO

                      SHOLODGE, INC. 1991 STOCK OPTION PLAN



         This First Amendment to the ShoLodge, Inc. 1991 Stock Option Plan has been approved by the board of directors of ShoLodge, Inc., as of April 30, 1996, and ratified by the shareholders of ShoLodge, Inc. at the annual meeting of shareholders held on May
31, 1996.

         The ShoLodge, Inc. 1991 Stock Option Plan is hereby amended to provide that the total number of options that may be granted pursuant to Section 3 of the Plan shall be increased to 900,000 shares, subject to adjustment as set forth in the Plan.

         Except as amended above, the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, this First Amendment to the ShoLodge, Inc. 1991 Stock Option Plan is adopted effective on the date of its ratification by the shareholders of ShoLodge, Inc.

                                         SHOLODGE. INC.

                                         /s/ Bob Marlowe
                                         By: Bob Marlowe
                                         Its: Secretary & Treasurer